EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 1, 2007, between John Abraham, an individual residing at 8328 Stewart Avenue, Los Angeles, CA 90045 (the “COO”), and Bloodhound Search Technologies, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the COO has been employed by the Company as its Chief Operating Officer since April 5, 2006; and

WHEREAS, the COO and the Company desire to continue such employment and to enter into this Agreement in order to state the terms and conditions of the continuation of such employment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I
POSITION; DUTIES; TERM

1.1 Position. The Company hereby continues to employ the COO as the Chief Operating Officer of the Company, which employment the COO hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 Duties. During the Term (as defined below), the COO shall be a full-time employee of the Company, all under and subject to the direction and control of the Board of Directors of the Company. In his capacity as Chief Operating Officer, the COO shall be responsible for controlling the day to day operations of the Company and shall perform such duties for the Company as are consistent with the foregoing.

1.3 Term. The term of employment shall commence as of the date of this Agreement and shall continue until this Agreement is terminated in accordance with the terms hereof (the “Term”).

ARTICLE II
COMPENSATION

2.1 Salary. During the Term, the COO shall be entitled to a gross salary (the “Salary”) as follows: (a) for the period commencing December 1, 2006, and continuing to and including February 28, 2007, the Salary shall be $5,000 for such three month period (amounting to approximately $1,667 per month), payable within ten (10) days after the date hereof; and (b) for the period commencing March 1, 2007, and continuing until the end of the Term, the Salary shall be $5,000 per each month of the Term, payable within ten (10) days after the end of each such month. The Salary shall be subject to withholding for applicable taxes.

2.2  Additional Compensation. As additional compensation, the Company, in the sole discretion of its Board of Directors, may grant stock purchase options to the COO.

ARTICLE III
BENEFITS

3.1 Business Expenses The COO shall be reimbursed for all reasonable and necessary business expenses incurred by the COO in connection with the performance of his duties under this Agreement, so long as the Company pre-approves such expenses in writing and the COO presents to the Company appropriate documentation therefor.

3.2 Additional Benefits.  The COO shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company.

ARTICLE IV
TERMINATION

4.1 Termination. The COO's employment hereunder may be terminated by either party hereto for any reason or no reason immediately upon written notice by the terminating party to the non-terminating party. Upon such termination, the Company shall pay the COO his Salary accrued through the date of such termination. Following such termination, the COO shall be required to co-operate with the Company and to execute all documents which may be reasonably requested by the Company.

ARTICLE V
REPRESENTATION; NON-COMPETITION

5.1 COO Representation. The COO represents that the COO’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2 Non-Competition.

(a) The COO agrees that during the Term and for the period of two (2) years thereafter, he will not engage, directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The COO acknowledges and agrees that the current market for the Company's business extends throughout the world and that it is therefore reasonable to prohibit the COO from competing with the Company anywhere in such territory. This Section shall not apply to the COO’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange.

(b) During the Term and for the period of two (2) years thereafter, the COO agrees that he will not, directly, (i) solicit, divert or recruit or encourage any of the employees or agents of the Company, or any person who was an employee or agent of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidentiality.

(a) The COO agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the COO's possession shall be delivered by the COO to the Company upon request therefor by the Company or automatically upon the termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the COO develops or which the COO obtains knowledge of or access to through or as a result of the COO’s relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the COO of his obligations hereunder.

5.4 Remedies. The COO agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in Sections 5.2 or 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the COO shall breach or threaten to breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the COO with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the COO and the Company concerning the subject matter hereof, all of which are merged herein.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the COO and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the COO.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have entered into this COO Employment Agreement as of the day and year first above written.

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ Robert Horn
Name: Robert Horn
Title: Chief Financial Officer, Secretary, and Director

/s/ John Abraham
John Abraham